Exhibit 99 News

For more information, contact:
Kelli Powers, (314) 577-9618

ANHEUSER-BUSCH COS. REPORTS IMPROVED SALES AND EARNINGS
FOR THE FIRST QUARTER 2007

ST. LOUIS, April 25, 2007 - Anheuser-Busch Cos., Inc. reported improved sales and earnings for the first quarter 2007 today at its annual meeting of shareholders held in Orlando, Fla. Consolidated net sales increased 2.7 percent in the first quarter 2007 and earnings per share increased 4.7 percent.
“We are encouraged by our progress on key initiatives during the first quarter,” said August A. Busch IV, president and chief executive officer of the company. “We successfully implemented domestic beer price increases and discount reductions earlier this year and the pricing environment continues to be favorable. Our cost reduction efforts have lessened the impact of ongoing cost pressures and the gross profit margin for our company improved during the quarter. We are making good progress in transitioning the InBev European brands into our wholesaler system and in implementing our import and energy drink alliances. And our international segment, led by Grupo Modelo, continues to make a significant contribution to earnings growth. These factors, combined with our marketing and selling initiatives, provide a good foundation for accelerated earnings growth in 2007.”

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First Quarter Earnings
Anheuser-Busch
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BEER SALES RESULTS

The company’s reported beer volume is summarized in the following table:

Beer Volume (millions of barrels)
	First Quarter		2007 vs. 2006
	2007	2006	Barrels	%
U.S.	25.7	25.6	Up 0.1	Up 0.5%
International	5.2	4.8	Up 0.4	Up 8.7%
Worldwide A-B Brands	30.9	30.4	Up 0.5	Up 1.8%
Equity Partner Brands	6.7	6.4	Up 0.3	Up 4.1%
Total Brands	37.6	36.8	Up 0.8	Up 2.2%

U.S. beer shipments-to-wholesalers increased 0.5 percent for the first quarter 2007, with acquired and import brands contributing 1.2 points to overall growth. Wholesaler inventories at the end of the quarter were about one-half of a day lower than the first quarter 2006.
First quarter 2007 sales-to-retailers were up 0.1 percent, including a contribution of 1.7 points of growth from acquired and import brands.
In February the company became the exclusive importer of select InBev European brands. To date the transition of these brands into the Anheuser-Busch wholesaler network is ahead of schedule.
The company’s estimated U.S. market share for the first quarter 2007 was 50.2 percent, compared to first quarter 2006 market share of 50.9 percent. Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.
International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract-brewing agreements, plus exports from the company’s U.S. breweries, increased 8.7 percent for the first quarter 2007, driven primarily by sales in China and Canada.

First Quarter Earnings
Anheuser-Busch
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Worldwide Anheuser-Busch beer sales volume for the first quarter 2007 rose 1.8 percent, to 30.9 million barrels. Worldwide beer volume is comprised of domestic volume plus international volume.
Equity partner brands volume, representing the company’s share of its equity partners’ volume reported on a one-month lag, increased 4.1 percent for the first quarter of 2007 due to increased volume for Grupo Modelo and Tsingtao.
Total brands volume increased 2.2 percent for the first quarter 2007.

FIRST QUARTER 2007 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the first quarter 2007 compared to the first quarter 2006 follow.

In millions, except per share	First Quarter		2007 vs. 2006
	2007	2006	$	%
Gross Sales	$4,406	$4,296	Up $110	Up 2.5%
Net Sales	$3,858	$3,756	Up $102	Up 2.7%
Income Before Income Taxes	$596	$615	Dn $19	Dn 3.1%
Equity Income	$159	$122	Up $37	Up 30.3%
Net Income	$518	$499	Up $19	Up 3.7%
Diluted Earnings per Share	$.67	$.64	Up $.03	Up 4.7%

•	Net sales increased 2.7 percent, driven primarily by increased U.S. beer sales and an 8.5 percent increase in international beer segment net sales from higher volume.

U.S. beer segment sales increased 3.6 percent on improved revenue per barrel1 and increased sales volume. Revenue per barrel was up 2.3 percent on the implementation of price increases and discount reductions on a majority of the company’s U.S. volume in the first quarter and favorable mix from import sales.

First Quarter Earnings
Anheuser-Busch
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•	Income before income taxes decreased 3.1 percent due primarily to lower profits in U.S. and international beer operations and increased interest expense.

Income before income taxes for U.S. beer was down $12 million, reflecting higher marketing expense for trademark brands, as well as incremental marketing for the new import portfolio.

International beer pretax income was down $5 million, primarily due to lower results in the United Kingdom, partially offset by increased profits in China and Canada.

Packaging segment pretax income increased $6 million primarily due to improved performance for all of its businesses, led by higher profits from aluminum recycling operations.

Entertainment segment pretax results were down slightly versus the prior year.

•
Equity income increased $37 million in the first quarter 2007, primarily due to improved Grupo Modelo earnings resulting from higher volume and benefits associated with the new Crown import and distribution joint venture. Equity income includes a $17 million benefit from the return of an advertising fund that was part of the prior import contract, partially offset by a timing change in the recognition of Modelo’s export sales to the U.S.

•
Net income in the first quarter 2007 increased 3.7 percent and diluted earnings per share were up 4.7 percent versus prior year. Earnings per share continue to benefit from the company’s ongoing share repurchase program. The company repurchased over 9 million shares in the first quarter.

First Quarter Earnings
Anheuser-Busch
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Other Matters
Anheuser-Busch will conduct a conference call with investors to discuss first quarter earnings results at 3 p.m. CDT today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.

# # #
Note
1.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company’s international beer business or its international equity partners operate; future acquisitions or divestitures; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Comparative Consolidated Statement of Earnings (Unaudited)

(In Millions, Except Per Share)

	First Quarter Ended March 31,		Change 2007 vs. 2006 Fav./(Unfav.)
	2007	2006	$	%
Gross sales	$4,405.6	$4,296.3	$109.3	2.5
Excise taxes	(547.2)	(540.7)	(6.5)	(1.2)
Net Sales	3,858.4	3,755.6	102.8	2.7
Cost of sales	(2,474.7)	(2,417.7)	(57.0)	(2.4)
Marketing, distribution and administrative expenses	(665.7)	(615.7)	(50.0)	(8.1)
Operating income	718.0	722.2	(4.2)	(0.6)
Interest expense	(119.9)	(115.1)	(4.8)	(4.2)
Interest capitalized	3.5	4.0	(0.5)	(12.4)
Interest income	0.5	0.6	(0.1)	(17.3)
Other income/(expense), net	(5.9)	3.7	(9.6)	(259.7)
Income before income taxes	596.2	615.4	(19.2)	(3.1)
Provision for income taxes	(238.1)	(238.6)	0.5	0.2
Equity income, net of tax	159.4	122.4	37.0	30.3
Net income	$517.5	$499.2	$18.3	3.7

Basic earnings per share	$.68	$.64	$.04	6.3
Diluted earnings per share	$.67	$.64	$.03	4.7

			Decrease
Weighted Average Shares Outstanding			Shares	%
Basic	763.5	776.1	(12.6)	(1.6)
Diluted	773.3	780.2	(6.9)	(0.9)

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
First Quarter Ended March 31

(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007

Gross Sales	$3,463.5	279.5	604.5	185.0	(126.9)	$4,405.6

Net Sales:
- Intersegment	$0.8	0.3	232.0	--	(233.1)	--
- External	$2,959.4	235.3	372.5	185.0	106.2	$3,858.4

Income Before Income Taxes	$762.1	17.6	44.5	(18.5)	(209.5)	$596.2

Equity Income	$0.1	159.3	--	--	--	$159.4

Net Income	$472.6	170.2	27.6	(11.5)	(141.4)	$517.5

2006

Gross Sales	$3,357.7	257.1	629.4	170.7	(118.6)	$4,296.3

Net Sales:
- Intersegment	$0.7	--	225.9	--	(226.6)	$--
- External	$2,856.5	216.9	403.5	170.7	108.0	$3,755.6

Income Before Income Taxes	$774.2	22.1	38.7	(17.6)	(202.0)	$615.4

Equity Income	$0.6	121.8	--	--	--	$122.4

Net Income	$480.6	135.5	24.0	(10.9)	(130.0)	$499.2

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)

(In Millions)

	March 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash	$274.1	$219.2
Accounts receivable	949.1	720.2
Inventories	802.7	694.9
Other current assets	207.3	195.2
Total current assets	2,233.2	1,829.5
Investments in affiliated companies	3,803.1	3,680.3
Plant and equipment, net	8,872.6	8,916.1
Intangible assets, including goodwill of $1,085.5 and $1,077.8	1,441.0	1,367.2
Other assets	611.9	584.1
Total Assets	$16,961.8	$16,377.2

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,279.6	$1,426.3
Accrued salaries, wages and benefits	274.7	342.8
Accrued taxes	362.2	133.9
Accrued interest	122.5	124.2
Other current liabilities	243.2	218.9
Total current liabilities	2,282.2	2,246.1
Retirement benefits	1,166.6	1,191.5
Debt	8,276.2	7,653.5
Deferred income taxes	1,181.1	1,194.5
Other long-term liabilities	237.7	152.9
Shareholders Equity:
Common stock	1,476.9	1,473.7
Capital in excess of par value	3,057.1	2,962.5
Retained earnings	17,033.0	16,741.0
Treasury stock, at cost	(16,479.8)	(16,007.7)
Accumulated non-owner changes in equity	(1,269.2)	(1,230.8)
Total Shareholders Equity	3,818.0	3,938.7
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$16,961.8	$16,377.2

Anheuser-Busch Companies, Inc.
Consolidated Statement of Cash Flows (Unaudited)

(In Millions)

	Three Months Ended March 31,
	2007	2006
Cash flow from operating activities:
Net income	$517.5	$499.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	246.0	245.5
Decrease in deferred income taxes	(21.9)	(17.3)
Stock-based compensation expense	15.1	17.1
Undistributed earnings of affiliated companies	(159.4)	(122.4)
Other, net	(40.9)	(180.9)
Operating cash flow before the change in working capital	556.4	441.2
(Increase) / Decrease in working capital	(240.4)	5.8
Cash provided by operating activities	316.0	447.0

Cash flow from investing activities:
Capital expenditures	(154.4)	(159.1)
Acquisitions	(83.5)	--
Cash used for investing activities	(237.9)	(159.1)

Cash flow from financing activities:
Increase in debt	585.1	299.3
Decrease in debt	(0.7)	(143.2)
Dividends paid to shareholders	(225.5)	(209.8)
Acquisition of treasury stock	(477.4)	(259.7)
Shares issued under stock plans	95.3	12.2
Cash used for financing activities	(23.2)	(301.2)
Net increase / (decrease) in cash during the period	54.9	(13.3)
Cash, beginning of period	219.2	225.8
Cash, end of period	$274.1	$212.5